Exhibit 99.1

Bank of South Carolina Corporation Announces 1st Quarter Earnings

          CHARLESTON, S.C., April 11 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation (Nasdaq: BKSC), at its annual meeting April 11, 2006 in its 256 Meeting Street banking house, announced earnings for the 1st quarter of 2006 of $865,436 or $.22 per share, an increase of 47% from 1st quarter 2005 earnings of $586,903 or $.15 per share. Return on average assets and average equity for the quarter were 1.58% and 16.05%, respectively, up from the first quarter of 2005 of 1.18% and 11.76%, respectively.  The Shareholders of Bank of South Carolina Corporation elected the following individuals to the Board of Directors: Linda J. Bradley, C. Ronald Coward, Graham M. Eubank, Jr., T. Dean Harton, Fleetwood S. Hassell, William L. Hiott, Jr. Katherine M. Huger, Richard W. Hutson, Jr., Charles G. Lane, Hugh C. Lane, Jr., Louise J. Maybank, Alan I. Naussbaum, MD., Edmund Rhett, Jr., MD., Malcolm M. Rhodes, MD., Thomas C. Stevenson, III, Steve D. Swanson and John M. Tupper.  The shareholders also ratified the appointment of Elliott Davis, LLC as independent certified public accountants for 2006.

          Hugh C. Lane, Jr., President of The Bank of South Carolina, stated, “We are very pleased to announce that the Board of Directors met prior to the shareholders meeting and declared a 25% stock dividend to shareholders of record April 28th 2006, payable May 15, 2006.  It is our current intention to pay a $.14 per share quarterly dividend going forward, which will be a 17% increase.  A recent article in the ABA Banking Journal ranked publicly traded banks according to their stock appreciation.  The Bank of South Carolina was ranked fourth nationally, with a one year change of 56.50%.  Good companies do the basics well.  We feel that with our long term relationships, distinctive personal service, responsiveness, attention to detail and a great group of employees, we will be able to remain a high performance bank.”

          The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community.  It is also available on its’ website at www.banksc.com.  Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol “BKSC”.  Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP and Speer, Leeds and Kellogg.

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	March 31, 2006	March 31, 2005

Shares Outstanding BKSC Common Stock	3,865,333	3,857,411
Book Value Per Share	5.65	5.23
Total Assets	$244,783,914	$219,570,290

Quarter Ending

Net Income	$865,436	$586,903
Basic Earnings Per Share	$.22	$.15
Diluted Earnings Per Share	$.22	$.15
Weighted Average Shares Outstanding Basic	3,865,333	3,857,411
Weighted Average Shares Outstanding Diluted	3,971,125	3,925,623

          All share and per share data have been restated to reflect a 25% stock dividend declared on April 11, 2006

SOURCE  Bank of South Carolina
          -0-                             04/11/2006
          /CONTACT:  William L. Hiott, Jr. of Bank of South Carolina, +1-843-724-1500/
          /Web site:  http://www.banksc.com/